Exhibit 10.4

POLAR PETROLEUM CORP.
BOARD OF ADVISORS AGREEMENT

Office 9
4300 B Street
Suite 505
Anchorage
Alaska, 99503

 Dear Peter Brown,

On behalf of Polar Petroleum Corp., a Nevada registered corporation (the “Company”), I am delighted to be offering you a position on our Board of Advisors, with an effective date of January 1, 2013 (the “Commencement Date”).

As a member of our board of advisors, you will be invited to be present at Advisory Board Meetings (no more than four per annum). Whether this is in person or by phone conference, which will be arranged on an as needed basis. Your participation at these Advisory Board Meetings will be paid at a rate of $1200.00 per meeting along with compensation for expenses incurred (As outlined in the Board of Advisors Terms and Conditions, Exhibit A).

Furthermore your name and bio, outlining your past experience and suitability as an advisor to the company will appear on the company website and future publications in the Advisor section.  Your role as an Advisor to the company will be subject to the company’s Board of Advisors Terms and Conditions, attached hereto as Exhibit A, to which you agree by your signature below (the “Terms”).

In addition subject to the approval of the Company’s Board of Directors, you will be granted 120,000 restricted shares of Company common stock for each year of service, which will be issued on a quarterly basis of 30,000 for each quarter served in arrears. Subject to your acceptance of this agreement and continued service until terminated by either party.

On behalf of the Company and its management team, I am excited about you acting as an Advisor to the Company and look forward to having your expertise and knowledge on side to help the future success of the company.

Sincerely

   /s/ Daniel Walker                                                                           Date: February 4, 2013,
Company Signature
By: Daniel Walker
Position:  President & CEO

I agree to and accept the Board of Advisor position and agree to be bound by the Terms

  /s/ Peter Brown                             Date: January 25, 2013,

Advisor Name: Peter Brown

Exhibit A

BOARD OF ADVISORS TERMS AND CONDITIONS

1.           Expenses.  The Company shall reimburse Advisor in accordance with the Company’s policies for reasonable travel and related expenses incurred in the course of performing services hereunder, provided, however, that appropriate documentation of such expenses must be provided in accordance with such policies and expenses in excess of $100 shall be approved in advance by the Company.  Advisor shall not otherwise be paid for the collaboration, advice and assistance provided to the Company in connection with service on the Board of Advisors (the “Services”).

2.           Term of Employment.  The Employee's employment pursuant to this Agreement shall commence effective January 1st, 2013, subject to termination pursuant to Section 3 hereof

3.           Termination.  Advisor’s service on the Board of Advisors may be terminated by either party for any reason upon written notice to the other party.

4.           Independent Contractor.  Advisor’s relationship with the Company will be that of an independent contractor and not that of an employee.  Advisor will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

5.           Nondisclosure of Confidential Information.

(a)           Agreement Not to Disclose.  Advisor agrees not to use any Confidential Information (as defined below) disclosed to Advisor by the Company for Advisor’s own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Services.  Advisor shall not disclose or permit disclosure of any Confidential Information of the Company to third parties other than other members of the Company’s Board of Advisors.  Advisor agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information.  Advisor further agrees to notify the Company in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Company’s Confidential Information which may come to Advisor’s attention.

(b)           Definition of Confidential Information.  “Confidential Information” means any information, technical data or know-how (whether disclosed before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance to be confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary.  Confidential Information does not include information, technical data or know-how which: (i) is in the possession of Advisor at the time of disclosure, as shown by Advisor’s files and records immediately prior to the time of disclosure; or (ii) becomes part of the public knowledge or literature, not as a direct or indirect result of any improper inaction or action of Advisor.

(c)           Exceptions.  Notwithstanding the above, Advisor shall not have liability to the Company or any of its subsidiaries with regard to any Confidential Information of the Company which Advisor can prove (i) is disclosed with the prior written approval of the Company, or (ii) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Advisor shall provide prompt notice of such court order or requirement to the Company to enable the Company or its appropriate subsidiary to seek a protective order or otherwise prevent or restrict such disclosure.

6.           No Duplication; Return of Materials.  Advisor agrees, except as otherwise expressly authorized by the Company, not to make any copies or duplicates of any the Company’s Confidential Information.  Any materials or documents that have been furnished by the Company to Advisor in connection with the Services shall be promptly returned by Advisor to the Company, accompanied by all copies of such documentation, within ten days after (a) the Services have been concluded or (b) the written request of the Company.

7.           No Rights Granted.  Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant Advisor any rights in or to the Company’s Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

8.           Assignment of Inventions.  To the extent that, in the course of performing the Services, Advisor jointly or solely conceives, develops, or reduces to practice any inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, Advisor hereby agrees to assign all rights, titles and interest to such inventions to the Company.

9.           Duty to Assist.  As requested by the Company, Advisor shall take all steps reasonably necessary to assist the Company in obtaining and enforcing in its own name any patent, copyright or other protection, which the Company elects to obtain or enforce for its inventions, original works of authorship, developments, concepts, know-how, improvements and trade secrets.  Advisor’s obligation to assist the Company in obtaining and enforcing patents, copyrights and other protections shall continue beyond the termination of Advisor’s relationship with the Company, but the Company shall compensate Advisor at a reasonable rate after the termination of such relationship for time actually spent at the Company’s request providing such assistance.

10.                      Miscellaneous.  Any term of these Terms and Conditions may be amended or waived only with the written consent of the parties.  The Advisor Agreement and these Terms and Conditions constitute the sole agreement of the parties and supersede all oral negotiations and prior writings with respect to the subject matter hereof.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Nevada, without giving effect to the principles of conflict of laws.